EXHIBIT 99.1

Jerrold J. Pellizzon	Dan Matsui/Eugene Heller
Chief Financial Officer	Silverman Heller Associates
Telephone: (714) 549-0421, Ext. 262	(310) 208-2550
E-mail: jpellizzon@ceradyne.com	E-mail: dmatsui@sha-ir.com

CERADYNE, INC. REPORTS

UNAUDITED PRELIMINARY FOURTH-QUARTER, 12-MONTH 2004 RESULTS

Sales, New Orders, and Backlog Hit Record Levels for Quarter, Year

Costa Mesa, Calif. (January 25, 2005) – Ceradyne, Inc. (Nasdaq NM: CRDN) announced unaudited preliminary results for the fourth quarter and year ended December 31, 2004.

Fourth-quarter sales of approximately $82 million were a record, representing a 148% increase from $33 million in fourth-quarter 2003. New orders exceeded $145 million, also a quarterly record, rising more than 109% from $69.5 million in fourth-quarter 2003.

For the year ended December 31, 2004, sales reached a record of approximately $214 million, 111% higher than the $101.5 million for 2003. Total new orders for the year also hit a record of approximately $276 million, a 63% increase from $170 million in 2003.

Backlog at the end of 2004 was a record of approximately $200 million, an increase of 92% over year-end 2003 backlog of $104 million.

For the full year 2004, the “book to bill” ratio was approximately 1.29 to 1.

Final results, including earnings, for the fourth quarter and year ended December 31, 2004 are expected to be released February 24, 2005.

Joel Moskowitz, Ceradyne chief executive officer, commented: “The unusually high new order inflow and record backlog give us confidence that 2005 will be another record year in sales and earnings. Although Ceradyne’s lightweight ceramic armor accounts for approximately 63% of our backlog, we expect that projected increases in our non-defense advanced technical ceramic products, coupled with a full contribution in 2005 from the Company’s August 2004 acquisition of the German technical ceramic company, ESK Ceramics, will result in a somewhat less reliance on defense products.”

Moskowitz further stated: “Furthermore, we will continue with our armor expansion in Lexington, Kentucky and efforts on vehicle armor systems as well as next-generation body armor.”

Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel and commercial applications. Additional information can be found at the Company’s web site: www.ceradyne.com.

Except for the historical information contained herein, this news release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, as filed with the Securities and Exchange Commission.

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